Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

December 13, 2004

Board of Directors
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland 21224

Ladies and Gentlemen:

     We are acting as counsel to Guilford Pharmaceuticals Inc. a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of 2,150,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Dean J. Mitchell Plan Documents. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. $ 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	Letter Employment Agreement effective as of December 1, 2004 between the Company and Dean J. Mitchell (the “Employment Agreement”).

3.	Executive Restricted Stock Unit Agreement effective as of December 1, 2004 between the Company and Dean J. Mitchell (the “Stock Unit Agreement”).

4.	Executive Stock Option Agreement effective as of December 1, 2004 between the Company and Dean J. Mitchell (the “Stock Option Agreement”).

5.	Executive Restricted Stock Agreement effective as of December 1, 2004 between the Company and Dean J. Mitchell (the “Restricted Stock Agreement” and together with the Employment Agreement, the Stock Unit Agreement and the Stock Option Agreement, the “Dean J. Mitchell Plan Documents”).

6.	Resolutions of the Board of Directors of the Company adopted at meetings held on November 3, 2004 and November 10, 2004, as certified by the Secretary of the Company on the date hereof as being complete, true, accurate, and in effect, relating to the Company’s adoption of the Dean J. Mitchell Plan Documents and the issuance of Shares pursuant to the Dean J. Mitchell Plan Documents.

7.	The Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 9, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

8.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that when issued in accordance with the terms of the Dean J. Mitchell Plan Documents, the Shares will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.